EXHIBIT 3.2

                 FIRST AMENDMENT TO CERTIFICATE OF INCORPORATION
                                       OF
                            SFBC INTERNATIONAL, INC.

         This First Amendment to the Certificate of Incorporation of SFBC International, Inc. (the "Company") is made pursuant to Sections 228 and 242 of the Delaware General Corporation Law (the "DGCL"). This First Amendment has been adopted by the unanimous written consent of the Company's directors and the written consent of stockholders representing a majority of the Company's outstanding stock entitled to vote.

         1. Section 4 of the Certificate of Incorporation is amended in its entirety to read as follows:

                  4. The total number of shares of stock of all classes and series the Company shall have authority to issue is 25,000,000 shares, consisting of (i) 20,000,000 shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.10.

                           (a) Effective upon the filing of the First Amendment
                  to Certificate of Incorporation, the outstanding shares of common stock shall be combined in a four-for-five reverse stock split where every five shares of the Company's common stock outstanding shall be combined into four shares of the same class. No fractional shares shall be issued. In lieu of fractional shares, each fractional share shall receive the fair value of the fractional share in cash or as otherwise provided for in section 155 of the DGCL.

         I, THE UNDERSIGNED, HEREBY ACKNOWLEDGE that I have read the foregoing First Amendment to the Certificate of Incorporation and affirm and acknowledge under penalty of perjury that the instrument is the act and deed of the Company, and that all facts contained therein are true and correct.

Dated: June __, 1999                SFBC International, Inc.


                               By:
                                    ---------------------------------------
                                    Arnold Hantman, Chief Executive Officer